Exhibit 4

                                 PRECISION TUNE
                               STOCK OPTION PLAN

         1.       Purpose

     The proper execution of the duties and responsibilities of the key employees of Precision Auto Care, Inc. (the "Corporation") and its subsidiaries is a vital factor in the continued growth and success of the Corporation. Toward this end, it is necessary to attract and retain effective and capable individuals to assume positions that contribute materially to the successful operation of the business of the Corporation and its subsidiaries. It will benefit the Corporation, therefore, to bind the interests of these persons more closely to its own interests by offering them an attractive opportunity to acquire a proprietary interest in the Corporation and thereby provide them with added incentive to remain in the service of the Corporation and its subsidiaries and to increase the prosperity, growth, and earnings of the Corporation. This stock option plan is intended to serve these purposes. This document is an amendment and restatement by the Corporation of the Precision Tune Stock Option Plan ("Plan") as originally adopted by WE JAC Corporation. The Corporation has assumed the rights and obligations of WE JAC Corporation under the Plan pursuant to Section 22.1, Article XXII of the Plan of Reorganization and Agreement for Share Exchange Offers by and among the Corporation, WE JAC Corporation ("WE JAC"), Lube Ventures, Inc., Rocky Mountain Ventures, Inc., Prema Properties, Ltd., Miracle Industries, Inc., Miracle Partners, Inc., Rocky Mountain Ventures II, Inc., Ralston



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Car Wash, Ltd., and The Karl Byrer Group, Inc., dated as of August 27, 1997 (the
"Share Exchange Agreement"). The Corporation succeeded to and assumed all rights, obligations and liabilities of WE JAC under WE JAC's Precision Tune
Stock Option Plan, including (i) the obligation to issue capital stock pursuant to outstanding options to purchase common stock under the Plan and (ii) the authority to amend the Plan. The effective date of the Plan as hereby amended and restated is August 27, 1997.

         2.       Definitions

     The following terms wherever used herein shall have the meanings set forth below.

         (a) The term "Board of Directors" shall mean the Board of Directors of the Corporation.


         (b) The term "Code" shall mean the Internal Revenue Code of 1986, as amended, and any regulations promulgated thereunder.

         (c) The term "Committee" shall mean a committee to be appointed by the Board of Directors to consist of three or more members.




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         (d) The term "Common Stock" shall mean the shares of common stock, par value $0.01 per share, of the Corporation.

         (e)      The term "Corporation" shall mean Precision Auto Care,
Inc.

         (f) The term "Fair Market Value" shall mean the current fair market value of Common Stock, as determined in good faith by the Committee.

         (g) The term "Incentive Stock Option" shall mean any Option granted pursuant to the Plan that is designated as an Incentive Stock Option and which satisfies the requirements of Section 422(b) of the Code.

         (h) The term "Nonqualified Stock Option" shall mean any Option granted pursuant to the Plan that is not an Incentive Stock Option.

         (i) The term "Option" or "Stock Option" shall mean a right granted pursuant to the Plan to purchase shares of Common Stock, and shall include the terms Incentive Stock Option and Nonqualified Stock Option.




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         (j) The term "Option Agreement" shall mean the written agreement representing Options granted pursuant to the Plan as contemplated by Paragraph 7 of the Plan.

         (k) The term "Plan" shall mean the Precision Tune Stock Option Plan as originally approved by the Board of Directors of WE JAC Corporation on September 28, 1995, as the same may be amended from time to time. The Plan is hereby amended and restated by action of the Board of Directors of the Corporation effective as of August 27, 1997.

         (l) The term "subsidiary" or "subsidiaries" shall mean a corporation of which capital stock possessing 50% or more of the total combined voting power of all classes of its capital stock entitled to vote generally in the election of directors is owned in the aggregate by the Corporation directly or indirectly through one or more subsidiaries.

         3.       Effective Date of the Plan

         The effective date of the Plan as hereby amended and restated is August 27, 1997.




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         4.       Administration

         (a)      The Plan shall be administered by the Committee.

         (b) The Committee may establish, from time to time and at any time, subject to the approval of the Board of Directors and subject to the limitations of the Plan as set forth herein, such rules and regulations and amendments and supplements thereto, as it deems necessary to comply with applicable law and regulation and for the proper administration of the Plan. A majority of the members of the Committee shall constitute a quorum. The vote of a majority of a quorum shall constitute action by the Committee.

         (c) The Committee shall from time to time submit to the Board of Directors for its approval the names of those key employees who, in its opinion, should receive Options, and shall recommend the numbers of shares on which Options should be granted to each such person and the nature of the Options to be granted. No member of the Committee shall participate in the deliberations concerning the grant of an Option to himself.

         (d) Options shall be granted by the Corporation and shall become effective only after prior approval of the Board of Directors, and upon the execution of an Option Agreement between the Corporation and the Option holder.



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         (e) The Committee's interpretation and construction of the provisions of the Plan and the rules and regulations adopted by the Committee shall be final, unless otherwise determined by the Board of Directors. No member of the Committee or the Board of Directors shall be liable for any action taken or determination made, in respect of the Plan, in good faith.

         5.       Participation in the Plan

         Participation in the Plan shall be limited to the members of the Board of Directors and key employees of the Corporation and its subsidiaries who shall be designated by the Committee and approved by the Board of Directors.

         6.       Stock Subject to the Plan

         (a) There shall be reserved for the granting of Options pursuant to the Plan and for issuance and sale pursuant to such Options One Hundred Seventy-Five Thousand (175,000) shares of Common Stock. To determine the number of shares of Common Stock available at any time for the granting of Options, there shall be deducted from the total number of reserved shares of Common Stock, the number of shares of Common Stock in respect of which Options have been granted pursuant to the Plan that are still outstanding or have been exercised. The shares of Common Stock to be issued upon the exercise of Options granted pursuant to the Plan shall be


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made available from the authorized and unissued shares of Common Stock. If for any reason shares of Common Stock as to which an Option has been granted cease to be subject to purchase thereunder, then such shares of Common Stock again shall be available for issuance pursuant to the exercise of Options pursuant to the Plan.

         (b) Proceeds from the purchase of shares of Common Stock upon the exercise of Options granted pursuant to the Plan shall be used for the general business purposes of the Corporation.

         (c) In the event of reorganization, recapitalization, stock split, stock dividend, combination of shares of Common Stock, merger, consolidation, share exchange, acquisition of property or stock, or any change in the capital structure of the Corporation, the Committee shall make such adjustments as may be appropriate in the number and kind of shares reserved for purchase by executives or other key employees, in the number, kind and price of shares covered by Options granted pursuant to the Plan but not then exercised.

         7.       Terms and Conditions of Options

         (a) Each Option granted pursuant to the Plan shall be evidenced by an Option Agreement in such form as the Committee from time to time may determine.



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         (b) The exercise price per share for Options shall be established by the Board of Directors upon the recommendation of the Committee at the time of the grant of Options pursuant to the Plan and shall not be less than the Fair Market Value of a share of Common Stock on the date on which the Option is granted. If the Board of Directors does not establish a specific exercise price per share at the time of grant, the exercise price per share shall be equal to the Fair Market Value of a share of Common Stock on the date of grant of the Options.

         (c) Each Option, subject to the other limitations set forth in the Plan, may extend for a period of up to 10 years from the date on which it is granted. The term of each Option shall be determined by the Committee at the time of grant of the Option, provided that if no term is established by the Committee, the term of the Option shall be 10 years from the date on which it is granted.

         (d) The Board of Directors, upon recommendation of the Committee, may provide in the Option Agreement that the right to exercise each Option for the number of shares subject to each Option shall vest in the Option holder over such period of time as the Committee, in its discretion, shall determine for each Option holder. If no vesting schedule is designated by the Committee, the right to exercise the Option shall vest one-third at the first anniversary of the grant date of the Option, two-thirds at the


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second anniversary of the grant date of the Option, and 100% at the third anniversary of the grant date of the Option.

         (e) Options shall be nontransferable and nonassignable, except that Options may be transferred by testamentary instrument or by the laws of descent and distribution.

         (f) Upon voluntary or involuntary termination of an Option holder's employment, his Option and all rights thereunder shall terminate effective at the close of business on the date the Option holder ceases to be a regular, full-time employee of the Corporation or any of its subsidiaries, except (i) to the extent previously exercised and (ii) as provided in subparagraphs (g), (h) and (i) of this Paragraph 7.

         (g) In the event an Option holder (i) takes a leave of absence from the Corporation or any of its subsidiaries for personal reasons or as a result of entry into the armed forces of the United States, or any of the departments or agencies of the United States government, or (ii) terminates his employment, or ceases providing services to the Corporation or any of its subsidiaries, by reason of illness, disability, voluntary termination with the consent of the Committee, or other special circumstance, the Committee may consider his case and may take such action in respect of the related Option Agreement as it may deem appropriate under the circumstances, including accelerating the


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time previously granted Options may be exercised and extending the time following the Option holder's termination of employment during which the Option holder is entitled to purchase the shares of Common Stock subject to such Options, provided that in no event may any Option be exercised after the expiration of the term of the Option.

         (h) If an Option holder dies during the term of his Option without having fully exercised his Option, the executor or administrator of his estate or the person who inherits the right to exercise the Option by bequest or inheritance shall have the right within ninety days of the Option holder's death to purchase the number of shares of Common Stock that the deceased Option holder was entitled to purchase at the date of his death, after which the Option shall lapse, provided that in no event may any Option be exercised after the expiration of the term of the Option.

         (i) If an Option holder terminates employment without his having fully exercised his Option due to his retirement with the consent of the Corporation, then such Option holder shall have the right within ninety days of the Option holder's termination of employment to purchase the number of shares of Common Stock that the Option holder was entitled to purchase at the date of his termination, after which the Option shall lapse, provided that in no event may any Option be exercised after the expiration of the term of the Option. The Committee may cancel an Option during the


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ninety day period referred to in this paragraph, if the Participant engages in employment or activities contrary, in the opinion of the Committee, to the best interests of the Corporation. The Committee shall determine in each case whether a termination of employment shall be considered a retirement with the consent of the Corporation, and, subject to applicable law, whether a leave of absence shall constitute a termination of employment. Any such determination of the Committee shall be final and conclusive, unless overruled by the Board.

         (j) Notwithstanding any other provisions of the Plan to the contrary, in the event an Option holder is demoted or has his or her employment responsibilities reduced, all as determined by the Committee, the Committee may, in its sole and absolute discretion, cancel all or any portion of the Option granted to the Option holder.

         (k) The granting of an Option pursuant to the Plan shall not constitute or be evidence of any agreement or understanding, express or implied, on the part of the Corporation or any of its subsidiaries to retain or employ the Option holder for any specified period.

         (l) Solely for purposes of this paragraph, termination of employment, when applied to an Option holder who is a member of the Board of Directors, shall mean the resignation or removal of the


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Option holder as a member of the Board of Directors.

         (m) In addition to the general terms and conditions set forth in this Paragraph 7 in respect of Options granted pursuant to the Plan, Incentive Stock Options granted pursuant to the Plan shall be subject to the following additional terms and conditions:

                  (i) "Incentive stock options" shall be granted only to individuals who, at the date of grant of the Option, are regular, full-time employees of the Corporation or any of its subsidiaries;

                  (ii) No employee who owns beneficially more than 10% of the total combined voting power of all classes of stock of the Corporation shall be eligible to be granted an "incentive stock option;"

                  (iii) The aggregate fair market value (determined at the time the Incentive Stock Option is granted) of the shares of Common Stock in respect of which "incentive stock options" are exercisable for the first time by the Option holder during any calendar year (under all such plans of the Corporation and its subsidiaries) shall not exceed $100,000; and


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                  (iv)     Any other terms and conditions specified by the Board
                           of Directors that are not inconsistent with the Plan, except that such terms and conditions must be consistent with the requirements for "incentive stock options" under Section 422 of the Code.

         8.       Methods of Exercise of Options

         (a) An Option holder (or other person or persons, if any, entitled to exercise an Option hereunder) desiring to exercise an Option granted pursuant to the Plan as to all or part of the shares of Common Stock covered by the Option shall (i) notify the Corporation in writing at its principal office at 748 Miller Drive, S.E., Leesburg, Virginia 22075, to that effect, specifying the number of shares of Common Stock to be purchased and the method of payment therefor, and (ii) make payment or provision for payment for the shares of Common Stock so purchased in accordance with this Paragraph 8. Such written notice may be given by means of a facsimile transmission. If a facsimile transmission is used, the Option holder should mail the original executed copy of the written notice to the Corporation promptly thereafter.




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         (b) Payment or provision for payment shall be made as follows:

                  (i) The Option holder shall deliver to the Corporation at the address set forth in subparagraph 8(a) United States currency in an amount equal to the aggregate purchase price of the shares of Common Stock as to which such exercise relates; or

                  (ii) The Option holder shall tender to the Corporation shares of Common Stock already owned by the Option holder that, together with any cash tendered therewith, have an aggregate fair market value (determined based on the Fair Market Value of a share of Common Stock on the date the notice set forth in subparagraph 8(a) is received by the Corporation) equal to the aggregate purchase price of the shares of Common Stock as to which such exercise relates; or

                  (iii) The Option holder shall deliver to the Corporation an exercise notice together with irrevocable instructions to a broker to deliver promptly to the Corporation the amount of sale or loan proceeds necessary to pay the aggregate purchase price of the shares of Common Stock as to which such


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                           exercise relates and to sell the shares of Common
                           Stock to be issued upon exercise of the Option and deliver the cash proceeds, less commissions and brokerage fees to the Option holder or to deliver the remaining shares of Common Stock to the Option holder.

         Notwithstanding the foregoing provisions, the Committee and the Board of Directors, in granting Options pursuant to the Plan, may limit the methods in which an Option may be exercised by any person and, in processing any purported exercise of an Option granted pursuant to the Plan, may refuse to recognize the method of exercise selected by the Option holder (other than the method of exercise set forth in subparagraph 8(b)(i)).

         (c) In addition to the alternative methods of exercise set forth in subparagraph 8(b), holders of Nonqualified Stock Options shall be entitled, at or prior to the time the written notice provided for in subparagraph 8(a) is delivered to the Corporation, to elect to have the Corporation withhold from the shares of Common Stock to be delivered upon exercise of the Nonqualified Stock Option that number of shares of Common Stock (determined based on the Fair Market Value of a share of Common Stock on the date the notice set forth in subparagraph 8(a) is received by the Corporation) necessary to satisfy any withholding taxes


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attributable to the exercise of the Nonqualified Stock Option. Alternatively, such holder of a Nonqualified Stock Option may elect to deliver previously owned shares of Common Stock upon exercise of the Nonqualified Stock Option to satisfy any withholding taxes attributable to the exercise of the Nonqualified Stock Option. If the Board of Directors does not include any provisions relating to this withholding feature in its resolutions granting the Nonqualified Stock Option or in the Option Agreement, however, the maximum amount that an Option holder may elect to have withheld from the shares of Common Stock otherwise deliverable upon exercise or the maximum number of previously owned shares an Option holder may deliver shall be equal to the minimum federal and state withholding. Notwithstanding the foregoing provisions, the Committee or the Board of Directors may include in the Option Agreement relating to any such Nonqualified Stock Option provisions limiting or eliminating the Option holder's ability to pay his withholding tax obligation with shares of Common Stock or, if no such provisions are included in the Option Agreement but in the opinion of the Committee or the Board of Directors such withholding would have an adverse tax or accounting effect to the Corporation, at or prior to exercise of the Nonqualified Stock Option the Committee or the Board of Directors may so limit or eliminate the Option holder's ability to pay his withholding tax obligation with shares of Common Stock. Notwithstanding the foregoing provisions, a holder of a Nonqualified Stock Option may not elect any of the methods of satisfying his withholding tax obligation in respect of


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any exercise if, in the opinion of counsel to the Corporation, such method would not be in full compliance with all applicable laws and regulations, including, but not limited to, subjecting the holder to liability under Section 16 of the Securities Exchange Act of 1934, as amended, if applicable.

         (d) An Option holder at any time may elect in writing to abandon an Option in respect of all or part of the number of shares of Common Stock as to which the Option shall not have been exercised.

         (e) An Option holder shall have none of the rights of a stockholder of the Corporation until the shares of Common Stock covered by the Option are issued to him upon exercise of the Option.

         9.       Amendments and Discontinuance of the Plan

         (a) The Board of Directors shall have the right at any time and from time to time to amend, modify, or discontinue the Plan provided that, except as provided in subparagraph 6(c), no such amendment, modification, or discontinuance of the Plan shall (i) revoke or alter the terms of any valid Option previously granted pursuant to the Plan, (ii) increase the number of shares of Common Stock to be reserved for issuance and sale pursuant to Options granted pursuant to the Plan, (iii) change the maximum aggregate


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number of shares of Common Stock that may be issued upon the exercise of Options granted pursuant to the Plan to any single individual, (iv) decrease the price determined pursuant to the provisions of subparagraph 7(b), (v) change the class of persons to whom Options may be granted pursuant to the Plan, or (vi) provide for Options exercisable more than 10 years after the date granted.


         10.      Plan Subject to Governmental Laws and Regulations

         The Plan and the grant and exercise of Options pursuant to the Plan shall be subject to all applicable governmental laws and regulations. Notwithstanding any other provision of the Plan to the contrary, the Board of Directors may in its sole and absolute discretion make such changes in the Plan as may be required to conform the Plan to such laws and regulations.

         11.      Duration of the Plan

         No Option shall be granted pursuant to the Plan after the close of business on September 28, 2005.




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